ASSET PURCHASE AGREEMENT

                                     BETWEEN

                          NATIONAL RESEARCH CORPORATION

                                       AND

                           THE PICKER INSTITUTE, INC.






                             DATED AS OF MAY 7, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       PURCHASE AND SALE OF ASSETS..........................................1
         1.1      Definition of "Business"....................................1
         1.2      Assets to be Transferred....................................1
         1.3      Excluded Assets.............................................3
         1.4      Nonassignable Contracts and Rights..........................3

2.       ASSUMPTION OF CERTAIN SPECIFIC LIABILITIES...........................4
         2.1      Certain Specific Liabilities to be Assumed..................4
         2.2      Liabilities Not to be Assumed...............................5

3.       PURCHASE PRICE - PAYMENT.............................................6
         3.1      Purchase Price..............................................6
         3.2      Payment of Purchase Price...................................6
         3.3      Fixed Purchase Price........................................7
         3.4      Allocation of Purchase Price................................7

4.       REPRESENTATIONS AND WARRANTIES OF INSTITUTE..........................7
         4.1      Institute...................................................7
         4.2      Authority...................................................8
         4.3      No Violation................................................8
         4.4      Financial Statements........................................9
         4.5      Tax Matters.................................................9
         4.6      Work-In-Process.............................................9
         4.7      Absence of Certain Material Changes........................10
         4.8      Absence of Undisclosed Liabilities.........................11
         4.9      No Litigation..............................................11
         4.10     Compliance With Laws and Orders............................11
         4.11     Title to and Condition of Properties.......................12
         4.12     Insurance..................................................13
         4.13     Contracts and Commitments..................................13
         4.14     Employee Benefit Plans.....................................14
         4.15     Trade Rights...............................................15
         4.16     Warranty...................................................16
         4.17     Affiliates' Relationships to Institute.....................16
         4.18     Accounts Receivable; Costs in Excess of Billings;
                  Billings in Excess of Cost.................................16
         4.19     Labor Matters..............................................16
         4.20     No Brokers or Finders......................................16
         4.21     Disclosure.................................................16

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.............................17
         5.1      Corporate..................................................17
         5.2      Authority..................................................17
         5.3      No Violation...............................................17
         5.4      No Brokers or Finders......................................17
         5.5      Disclosure.................................................18
         5.6      Buyer Financial Statements.................................18
         5.7      No Litigation..............................................18
         5.8      Compliance With Laws and Orders............................18

6.       RELATED MATTERS.....................................................19
         6.1      Noncompetition; Confidentiality............................19
         6.2      Escrow Agreement...........................................21
         6.3      Access to Information and Records..........................21
         6.4      Further Actions............................................21
         6.5      Accounts Receivable........................................21
         6.6      Massachusetts Public Charity Law...........................22
         6.7      Termination of HBSI Arrangement............................22
         6.8      Termination of Free Instrument Use.........................22
         6.9      Termination of Subcontract.................................22
         6.10     Confirmation and Assignment of Customer Contracts..........22
         6.11     Business Audited Financial Statements......................23
         6.12     Recent Developments........................................23
         6.13     Institute Obligations......................................23

7.       INDEMNIFICATION.....................................................23
         7.1      By Institute...............................................23
         7.2      By Buyer...................................................24
         7.3      Indemnification of Third-Party Claims......................24
         7.4      Payment....................................................25
         7.5      Limitation on Indemnification..............................26

8.       CLOSING.............................................................26
         8.1      Documents to be Delivered by Institute.....................26
         8.2      Documents to be Delivered by Buyer.........................27

9.       RESOLUTION OF DISPUTES..............................................27
         9.1      Arbitration................................................27
         9.2      Arbitrators................................................28
         9.3      Procedures; No Appeal......................................28
         9.4      Authority..................................................28
         9.5      Entry of Judgment..........................................28
         9.6      Confidentiality............................................28
         9.7      Continued Performance......................................28
         9.8      Tolling....................................................28

10.      MISCELLANEOUS.......................................................29
         10.1     Disclosure Schedule........................................29
         10.2     Further Assurance..........................................29
         10.3     Disclosures and Announcements..............................29
         10.4     Assignment; Parties in Interest............................29
         10.5     Law Governing Agreement....................................29
         10.6     Amendment and Modification.................................29
         10.7     Notice.....................................................30
         10.8     Expenses...................................................31
         10.9     Entire Agreement...........................................31
         10.10    Counterparts...............................................31
         10.11    Headings...................................................31

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT ("Agreement"), dated as of May 7, 2001, by and between National Research Corporation, a Wisconsin corporation ("Buyer"), and The Picker Institute, Inc., a Massachusetts charitable corporation ("Institute") and a non-profit affiliate of CareGroup, Inc. ("CareGroup").

                              W I T N E S S E T H:

     WHEREAS, Institute is an organization that focuses on promoting patient-centered health care through the combination of patient satisfaction services, educational programs and products and ongoing research.

     WHEREAS, Buyer desires to purchase from Institute, and Institute desires to sell to Buyer, certain of the property and assets of the Business (as hereinafter defined), as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS

     1.1 Definition of "Business". As used herein, the term "Business" shall mean the worldwide (excluding the Institute European Territory, as hereinafter defined) production, marketing, distribution and sale of survey-based satisfaction/performance measurement, analysis and tracking services and products for the health care industry. Where the context allows, the term "Business" shall also mean Institute insofar as the operations of the Business, as above defined, is concerned. As used herein, the term "Institute European Territory" means the countries specified on Schedule 1.1.

     1.2 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Institute shall sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to one or more wholly owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept, all of the business, rights, claims and assets (of every kind, nature, character and description, whether personal, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Institute that relate to or are otherwise necessary to conduct the Business, but only to the extent specifically provided for herein or in one of the schedules attached hereto (collectively, the "Purchased Assets"). The Purchased Assets shall include all of the following assets or rights of Institute, to the extent so related or necessary to the Business:

          1.2.(a) Contracts. All Institute's rights in, to and under all customer/client contracts and sales orders of Institute described in
     Schedule 1.2.(a) and the License

     Agreement, dated May 31, 1996, as amended, between Institute and Children's Medical Center Corporation (hereinafter collectively referred to as the "Contracts").

          1.2.(b) Customer/Client Databases, Records and Files. All historic customer/client and benchmarking (or normative) databases, lists, records and files (whether on paper, tape, disc, program or in some other embodiment of information) of the Business. Buyer acknowledges that Institute's agreements with customer/clients prevent Institute from disclosing certain information regarding its customer/clients without the consent of the customer/clients. Buyer shall seek such consent as part of the Confirmation and Assignment of Customer Contracts described in Section
     6.10 hereof.

          1.2.(c) Survey Instruments, Data, Formats and Software Code. All of the Business' survey instruments (including those patient and healthcare survey instruments described in Schedule 1.2(c), which schedule also describes the settings for each such survey instrument), patient and healthcare survey data, report formats and software and software code related to the processing and delivering of reports.

          1.2.(d) Models and Reports. All of the Business' pricing models and research validity and reliability reports for each survey instrument.

          1.2.(e) Work-in-Process. All of the Business' work-in-process at the Closing (as hereinafter defined).

          1.2.(f) Licenses, Permits and Registrations. All licenses, permits, registrations, certifications and approvals of the Business to the extent transferable, including, without limitation, the ORYX certifications/approvals, other than these relating solely to the operation of Institute's facilities.

          1.2.(g) Trade Rights. All of Institute's worldwide (excluding the Institute European Territory) interests in any Trade Rights, including, without limitation, the mark PICKER INSTITUTE. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and noncompetition and all other types of intellectual property; and (vi) all common law rights therein, all registrations, renewals, reissues, extensions, applications and continuing applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

          1.2.(h) General Intangibles. All causes of action, claims, demands and rights against third parties arising out of occurrences after the Closing under the Contracts, and all goodwill associated with the Business and the Purchased Assets.

     1.3 Excluded Assets. Except as otherwise provided in the other agreements executed in connection with the transactions contemplated hereby, Institute shall retain all of its rights, claims and assets not described in Section 1.2. Without limiting the generality of the foregoing, and any contrary provisions of
Section 1.2 notwithstanding, Institute shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets of Institute:

          1.3.(a) Cash and Cash Equivalents. All cash and cash equivalents.

          1.3.(b) Consideration. The consideration delivered by Buyer to Institute pursuant to this Agreement.

          1.3.(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

          1.3.(d) Notes, and Accounts Receivable. All notes, drafts and accounts receivable of Institute.

          1.3.(e) Obligations of Affiliates. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Institute. For purposes of this Agreement, the term "Affiliate" shall mean and include all members, directors, trustees and officers of Institute; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

          1.3.(f) Picker Institute Europe License. The rights of Institute as licensor under that certain License Agreement dated March 5, 2001 between Institute and Picker Institute Europe.

     1.4 Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of Institute shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or a governmental entity would be ineffective or would constitute a breach of contract or a violation of any Law (as hereinafter defined) or would in any other way adversely affect the rights of Institute (or Buyer as transferee or assignee), and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such Contracts, properties, rights or assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing to Buyer under this Agreement; and (ii) pending such consent or approval, Buyer shall assume or discharge the obligations of Institute under such Beneficial Rights (to the extent such obligations are Assumed Liabilities, as hereinafter defined) as agent for Institute, and Institute shall act as Buyer's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Buyer and Institute shall use all reasonable efforts (and bear their respective costs of such efforts) to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or assets underlying the Beneficial Rights to Buyer without material change in any of the material terms or conditions of such Contracts, properties, rights or assets, including without limitation their formal assignment or novation, if advisable. Buyer and Institute will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the benefits of such Contracts, properties, rights and assets including enforcement at the cost and for the account of Buyer of any and all rights of Institute against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any liability or obligation under such Contracts, properties, rights or assets, to the extent such liability or obligation constitutes an Assumed Liability. Notwithstanding anything in this Section 1.4 to the contrary, it is the responsibility of Institute to obtain any necessary consents to assignment. Institute will indemnify, defend and hold Buyer harmless, in accordance with and subject to the provisions of Article 7, in respect of any loss, damage, cost or expense (including without limitation attorneys' fees but excluding consequential damages) suffered or incurred by Buyer as a result of any breach or violation effectuated by the attempted sale, transfer of assignment of any properties, rights or assets without the necessary consent or approval. If and to the extent that an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, Buyer, upon notice of Institute, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract, property, right or other asset and any such Contract, property, right or other asset shall not be deemed to be a Purchased Asset, and the related Liability shall not be deemed an Assumed Liability, hereunder.

2.   ASSUMPTION OF CERTAIN SPECIFIC LIABILITIES

     2.1 Certain Specific Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Institute (collectively, the "Assumed Liabilities"):

          2.1.(a) Contractual Liabilities. Institute's Liabilities arising from and after the Closing under and pursuant to the Contracts described in
     Schedule 1.2.(a); provided, that Buyer shall not assume any Liability of Institute under or pursuant to the Contracts described in Schedule 1.2.(a) that arises out of or in connection with or in any way relates to or results from any activity or operation of Institute or the Business prior to the Closing.

     2.2 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Institute and all such Liabilities which are not Assumed Liabilities shall be and remain the responsibility of Institute. Notwithstanding the provisions of Section 2.1, Buyer is not assuming, and Institute shall not be deemed to have transferred to Buyer, the following Liabilities of Institute:

          2.2.(a) Taxes Arising from Transaction. Any Federal, foreign, state or other taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

          2.2.(b) Income, Sales and Franchise Taxes. Any Liability of Institute for Federal income taxes and any state or local income, profit, sales or franchise taxes (and any penalties or interest due on account thereof).

          2.2.(c) Insured Claims. Any Liability of Institute which Institute is insured against, to the extent such Liability is or will be paid by an insurer.

          2.2.(d) Warranty and Rework. All product or service warranty, rework or return Liabilities of Institute on products produced, or services rendered, by the Business prior to the Closing.

          2.2.(e) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") whether or not described in
     Schedule 4.9.

          2.2.(f) Infringements. Any Liability to a third party for infringement of such third party's Trade Rights (as hereinafter defined).

          2.2.(g) Transaction Expenses. All Liabilities incurred by Institute in connection with this Agreement and the transactions contemplated herein.

          2.2.(h) Liability For Breach. Liabilities of Institute for any breach or failure to perform any of Institute's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing Date, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

          2.2.(i) Liabilities to Affiliates. Liabilities of Institute to its present or former Affiliates.

          2.2.(j) Violation of Laws or Orders. Liabilities of Institute for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

          2.2.(k) Employees. Any Liability of Institute relating to employees of Institute or the Business (such employees shall remain employees of Institute after the Closing), including, without limitation, any Liability of Institute under or with respect to any employee benefit plan, program, contract or arrangement of Institute or the Business covering past or present employees of Institute or the Business and their beneficiaries or imposed by law as a result of the transactions contemplated hereby.

3.   PURCHASE PRICE - PAYMENT

     3.1 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and
(ii) the Fixed Purchase Price (as hereinafter defined).

     3.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

          3.2.(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Institute such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

          3.2.(b) Cash to Escrow Agent. At the Closing, Buyer shall deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement (both as hereinafter defined), $350,000 of the Fixed Purchase Price.

          3.2.(c) Cash to CareGroup and Scheduled Creditors. At the Closing, Buyer shall deliver, or cause to be delivered, to CareGroup and to the customers/clients and other creditors of Institute set forth in Schedule 3.2.(c) (in order to settle Institute's obligations to CareGroup and to such customers/clients and other creditors) the portions of the Fixed Purchase Price set forth opposite their names on such Schedule.

          3.2.(d) Cash to Institute. Buyer shall deliver, or cause to be delivered, to Institute at the Closing, the remaining portion of the Fixed Purchase Price, as adjusted as provided for in Section 3.3.

          3.2.(e) Method of Payment. All payments under this Section 3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

     3.3 Fixed Purchase Price. As used herein, the term "Fixed Purchase Price" shall mean $3,500,000; however, the following amount shall be permanently withheld from the Fixed Purchase Price paid to Institute (such amount shall be retained by Buyer in order to be made whole on work to be performed by Buyer post-Closing): the net amount, if any, of the Business' billings in excess of cost over costs in excess of billings. At the Closing, the adjustment provided for in Section 6.9 shall also be permanently withheld from the Fixed Purchase Price paid to Institute (and retained by Buyer). For purposes of determining the net amount of the Business' billings in excess of cost over costs in excess of billings, Institute and Buyer shall, prior to Closing, jointly prepare and agree on detailed schedules of the Business' billings in excess of cost and costs in excess of billings as of the day prior to Closing (which shall form a part of Schedule 4.18). In connection with the foregoing determination, Institute shall provide Buyer with full and complete access to the books and records of the Business and shall provide to Buyer such other information and detail as Buyer shall reasonably request.

     3.4 Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, which allocation shall be determined by Buyer following the Closing and be subject to Institute's advance written consent (which consent shall not be unreasonably withheld). Institute and Buyer covenant and agree that they will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies and will not take any position for tax purposes or otherwise that is inconsistent with such allocation. Buyer and Institute will disclose their respective Internal Revenue Service ("IRS") Forms 8594 to the other ten (10) days prior to filing with the IRS.

4.   REPRESENTATIONS AND WARRANTIES OF INSTITUTE

     Institute makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule (as hereinafter defined) delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

     4.1 Institute.

          4.1.(a) Organization. Institute is a charitable corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

          4.1.(b) Power. Institute has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Institute pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          4.1.(c) Qualification. Institute is duly licensed or qualified to do business as a foreign charitable corporation, and is in good standing, in each jurisdiction wherein the character of its properties which are Purchased Assets or the nature of the Business makes such licensing or qualification necessary; such jurisdictions are listed in Schedule 4.1.(c).

          4.1.(d) No Subsidiaries. No portion of the Business is currently conducted by Institute by means of any subsidiary or any other interest in any corporation, partnership or other entity.

     4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Institute pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Institute and by Institute's sole member, CareGroup. No other or further act or proceeding on the part of Institute, CareGroup or their members or shareholders, respectively, is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Institute pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Institute pursuant hereto will constitute, valid binding agreements of Institute, enforceable against Institute in accordance with their respective terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and by general equitable principles.

     4.3 No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Institute pursuant hereto, nor the consummation by Institute of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Institute, (b) except as may be required by Section 8A of Chapter 180 of the Annotated Laws of Massachusetts (the "Massachusetts Public Charity Law"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or
(c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined), upon any of the assets of Institute under, any term or provision of (i) the articles of organization or bylaws of Institute or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Institute is a party or by which Institute or any of its assets or properties may be bound or affected.

     4.4 Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Institute consisting of (i) an unaudited balance sheet of Institute as of September 30, 2000, and the related unaudited statements of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), which financial statements have been incorporated into the audited consolidated financial statements of CareGroup, which audited financial statements have reported on, and are accompanied by, the signed, unqualified opinion of Ernst & Young LLP, independent auditors for CareGroup for such year, and (ii) unaudited balance sheets of Institute as of December 31, 2000 (the "Recent Balance Sheet") and March 31, 2001, and the related unaudited statements of income for the respective three months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Institute, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Institute as of the dates and for the year and period indicated.

     4.5 Tax Matters. Except as set forth on Schedule 4.5: (i) all state, foreign, county, local and other tax returns relating primarily to the Business or the Purchased Assets, or required to be filed by or on behalf of Institute in any jurisdiction required to be listed in Schedule 4.1.(c) or any political subdivision thereof, have been timely filed and the taxes paid or adequately accrued; (ii) Institute has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Business; and (iii) Institute has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating primarily to the Business or the Purchased Assets, or required to have been filed by Institute in any jurisdiction required to be listed in Schedule 4.1.(c) or any political subdivision thereof.

     4.6 Work-In-Process. Except as disclosed on Schedule 4.6, all work-in-process of the Business constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers/clients of Institute with no recent history of credit problems with respect to Institute; neither Institute nor, to Institute's knowledge, any such customer/client is in material breach of the terms of any obligation to the other, and, to Institute's knowledge, no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process of the Business is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified and such work-in-process meets all deliverable requirements in all material respects and satisfies in all material respects the percentage of completion method of revenue recognition (in accordance with GAAP) and all contractual time and scope standards. Institute shall not be liable to Buyer for any claim made by a customer against Buyer or Institute if that claim arises out of Buyer's failure to perform services for Institute's customers under that certain Agreement, dated February 2, 2001, between Institute and Buyer, unless such failure was caused by an act or omission of Institute.

     4.7 Absence of Certain Material Changes. Except as and to the extent set forth in Schedule 4.7, since the date of the Recent Balance Sheet there has not been:

          4.7.(a) No Material Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Business;

          4.7.(b) No Material Damage. Any loss, damage or destruction, whether covered by insurance or not, having, or reasonably expected to have, a material adverse effect upon the Business or the Purchased Assets;

          4.7.(c) No Nonordinary Commitments. Any commitment or transaction by Institute in connection with or affecting the Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent in amount and nature with past practice;

          4.7.(d) No Nonordinary Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Institute that are Purchased Assets (or would have been Purchased Assets had no sale, lease, transfer or disposition occurred), except for the sale of inventory items in the ordinary course of business consistent in amount and nature with past practice;

          4.7.(e) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Institute which affects the Business or the Purchased Assets;

          4.7.(f) No Liens. Any Lien made on any of the properties or assets of Institute that are Purchased Assets (or would become Purchased Assets if not sold, leased, transferred or disposed of prior to the Closing Date) other than mechanics' and materialmen's liens arising in the ordinary course of business;

          4.7.(g) No Amendment of Contracts. Any entering into, amendment or termination by Institute of any Contract in connection with or affecting the Business, or any waiver of material rights thereunder, other than in the ordinary course of business consistent with past practice;

          4.7.(h) Loans and Advances. Any loan or advance by the Business (other than advances to employees in the ordinary course of business for travel, entertainment or other business expenses in accordance with past practice);

          4.7.(i) Credit and Price Concessions. Any grant of credit or price concessions to any customer/client of the Business on terms or in amounts more favorable than those which have been extended to such customer/client in the past, any other change in the terms of any credit or price concessions heretofore extended, or any other change of Institute's policies or practices with respect to the granting of credit or price concessions in connection with the Business;

          4.7.(j) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the financial condition or results of operations of the Business;

          4.7.(k) No Accounting Change. Any change in accounting methods or practices affecting any of the properties or assets of Institute that are Purchased Assets or the Business;

          4.7.(l) No Unusual Events. Any other event or condition not in the ordinary course of business of Institute's operation of the Business; or

          4.7.(m) Agreements. Any agreements entered into to do any of the foregoing.

     4.8 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet or in Schedule 4.8 and except for Liabilities not being assumed by Buyer under this Agreement, the Business does not have any Liabilities, other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent in amount and nature with past practice and none of which has or will have a material adverse effect on the financial condition or results of operations of the Business by Buyer after the Closing. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.8 and except for Liabilities not being assumed by Buyer under this Agreement, Institute has no knowledge of any basis for the assertion against Institute of any Liability in connection with or affecting the Business or the Purchased Assets, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Business and consistent in amount and nature with past practice.

     4.9 No Litigation. Except as set forth in Schedule 4.9, there is no Litigation pending or, to Institute's knowledge, threatened against Institute or its officers and directors (in such capacity) that in any way involves the Business, the Purchased Assets or the Assumed Liabilities, nor does Institute know, or have grounds to know, of any basis for any Litigation. Schedule 4.9 also identifies all Litigation that in any way involves the Business, the Purchased Assets or the Assumed Liabilities to which Institute or any of its officers or directors have been parties since January 1, 1997, including current status thereof. Except as set forth in Schedule 4.9, neither Institute, the Purchased Assets nor the Assumed Liabilities is subject to any Order of any Government Entity.

     4.10 Compliance With Laws and Orders.

          4.10.(a) Compliance. Except as set forth in Schedule 4.10.(a), the Business (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, employment, retirement and labor relations, product advertising, storage, use and handling of toxic and chemical substances and pollution, discharge, handling, disposal and emission of wastes, materials and gases into the environment, other than Laws which, if violated by Institute would not have a material adverse effect on the Business. Except as set forth in Schedule 4.10.(a), Institute has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders with respect to the operations of the Business. All reports, registrations and returns required to be filed by Institute with any Government Entity have been filed, and were accurate and complete when filed.

          4.10.(b) Licenses, Permits and Registrations. Institute has all licenses, permits, registrations, approvals, authorizations and consents of all Government Entities and of all certification organizations required for the conduct of the Business. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.10.(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.10.(b), the Business (including its operations, properties and assets) is and has been in compliance in all material respects with all such permits, registrations, licenses, approvals, authorizations and consents.

     4.11 Title to and Condition of Properties.

          4.11.(a) Marketable Title. Institute has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.11.(a)(i). Subject to obtaining the consents referred to in Schedule 4.3, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Institute's title thereto will not be affected in any way by the transactions contemplated by this Agreement. Subject to obtaining the consents referred to in Schedule 4.3, Institute has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At the Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in
     Schedule 4.11.(a)(ii).

          4.11.(b) Condition. Except as set forth in Schedule 4.11.(b), all tangible property and assets constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the Business by Institute), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as conducted by Institute during the preceding 12 months.

     4.12 Insurance. Set forth in Schedule 4.12 is a complete and accurate list and description of all policies of fire, liability, product liability, and other forms of property or liability insurance presently in effect with respect to the Business or the Purchased Assets, true and correct copies of which have heretofore been delivered to Buyer. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination has been received with respect to any such policy, and Institute has no knowledge of any act or omission of Institute which could result in cancellation of any such policy prior to its scheduled expiration date. Institute has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Institute pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Institute knows of no basis for denial of any claim under any such policy. Institute has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Institute with all material requirements of Law and with the requirements of all material contracts to which Institute is a party.

     4.13 Contracts and Commitments.

          4.13.(a) Sales Commitments. Except as set forth in Schedule 1.2.(a), Institute has no sales contracts, commitments or orders to or with customers/clients in connection with or affecting the Business or the Purchased Assets. No such contracts or commitments are for a sales price which would reasonably be expected to result in a loss to the Business. The dollar value and specifications of the Contracts described in Schedule 1.2.(a) are true and correct. Schedule 1.2.(a) also sets forth the true and correct customer/client balances and the work performed to date for each of the Contracts.

          4.13.(b) Subcontracting. Except as set forth in Schedule 4.13.(b), Institute has no subcontracting agreements, understandings, contracts or commitments (written or oral) in connection with or affecting the Business.
     Schedule 4.14.(b) also sets forth all such subcontracting agreements of Institute in effect at any time since January 1, 1999. All amounts owed by Institute to any such subcontractors will be paid by Institute within five
     (5) days of the Closing Date.

          4.13.(c) Sales Promotion. Except for the agreement with HBS International, Inc., Institute has no agreements or commitments for survey sales promotion, marketing and/or services to potential clients of the Business.

          4.13.(d) No Default. Institute is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Institute's obligations or result in the creation of any Lien on any Purchased Asset. To Institute's knowledge, no third party is in default under any such lease, contract or commitment to which Institute is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

     4.14 Employee Benefit Plans.

          4.14.(a) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), contributed to or maintained by Institute to provide benefits to any persons employed by Institute in its operation of the Business (hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement") that is subject to the provisions of Title IV of ERISA and with respect to which Institute or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

               (i) no such plan has been terminated so as to subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA;

               (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

               (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

               (iv) if any such plan were to be terminated as of the Closing Date, no Purchased Assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

               (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

               (vi) no such plan which is subject to Section 302 of ERISA or
          Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

               (vii) no such plan is a multi-employer plan within the meaning of
          Section 4001(a)(3) of ERISA or a plan described in Section 4064 of ERISA.

          4.14.(b) Prohibited Transactions, etc. No event or omission has occurred in connection with any Employee Plan/Agreement, directly or indirectly, that could subject the Business or the Purchased Assets to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, statute, Law or Order pursuant to which Institute has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order. The consummation of the transactions contemplated by this Agreement, will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          4.14.(c) Controlled Group; Affiliated Service Group; Leased Employees. Except as set forth on Schedule 4.14.(c), Institute is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Except as set forth on Schedule 4.14.(c), Institute is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for the Business, and no individuals are expected to become leased employees with the passage of time.

     4.15 Trade Rights. Schedule 4.15 lists all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of the definition of Trade Rights in which Institute has any interest and which relate to or are otherwise necessary to conduct the Business, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Institute, and also indicating which of such Trade Rights are registered. In order to conduct the Business, as such is currently being conducted or proposed to be conducted, Institute does not require any Trade Rights that it does not already have. Institute is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor, to Institute's knowledge, is any other person infringing the Trade Rights of Institute related to the Business. Except as set forth on Schedule 4.15, Institute has not granted any license or made any assignment of any Trade Right listed on Schedule 4.15, and no other person has any right to use any such Trade Right. Except as set forth on Schedule 4.15, Institute does not pay any royalties or other consideration for the right to use any Trade Rights of others in connection with the operation of the Business. There is no Litigation pending or, to Institute's knowledge, threatened to challenge Institute's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Institute. All registered Trade Rights of Institute are valid, enforceable and in good standing and all other Trade Rights of Institute are valid, enforceable and in good standing to the extent of common law rights with respect thereto and, to the knowledge of Institute, there are no equitable defenses to enforcement based on any act or omission of Institute. The consummation of the transactions contemplated by this Agreement will not alter or impair any Trade Rights of Institute.

     4.16 Warranty. Schedule 4.16 contains a true, correct and complete copy of Institute's standard warranty or warranties for sales of products of the Business and services rendered by Institute in the operation of the Business and, except as stated in Schedule 4.16, there are no warranties, commitments or obligations with respect to the return, repair, rework or replacement of products or services of the Business. Schedule 4.16 sets forth the estimated aggregate annual cost to Institute of performing warranty obligations for customers/clients of the Business for each of the three (3) preceding fiscal years.

     4.17 Affiliates' Relationships to Institute.

          4.17.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements concerning the Business between Institute and any Affiliate or between the Business and other business units of Institute are described on Schedule 4.17.(a).

          4.17.(b) No Adverse Interests. Except as disclosed on Schedule 4.17.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with Institute in connection with the operation of, or is competitive with, the Business, or (ii) any property, asset or right which is used by Institute in the conduct of the Business.

     4.18 Accounts Receivable; Costs in Excess of Billings; Billings in Excess of Cost. All accounts receivable, costs in excess of billings and billings in excess of cost of the Business reflected on the Recent Balance Sheet, and as incurred in the normal course of operating the Business since the date thereof, represent arms-length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.18 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. Schedule 4.18 also contains a schedule, as of the day prior to Closing, of all existing/outstanding accounts receivable, costs in excess of billings and billings in excess of cost of the Business.

     4.19 Labor Matters. Except as set forth in Schedule 4.19, since January 1, 1997 Institute has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business.

     4.20 No Brokers or Finders. Except for Deloitte & Touche LLP, neither Institute nor any of its directors, trustees, officers, employees, agents or shareholders have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.21 Disclosure. No representation or warranty by Institute in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Institute pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Institute shall be deemed representations and warranties by Institute.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Institute, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Institute or any notice to Institute, and shall survive the Closing of the transactions provided for herein.

     5.1 Corporate.

          5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

          5.1.(b) Corporate Power. Buyer has all requisite corporate power to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     5.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by general equitable principles.

     5.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Buyer or (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law).

     5.4 No Brokers or Finders. Except for Laird Squared, LLC, neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     5.5 Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument or document delivered by or on behalf of Buyer shall be deemed representations and warranties by Buyer.

     5.6 Buyer Financial Statements. Buyer has provided Institute with true and complete copies of the financial statements of Buyer consisting of a balance sheet of Buyer as of December 31, 2000, and the related statements of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of KPMG LLP, independent auditors for Buyer for such year. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Buyer, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Buyer as of the dates and for the year and period indicated.

     5.7 No Litigation. There is no Litigation pending or, to Buyer's knowledge, threatened against Buyer or its officers and directors (in such capacity) that in any way involves the transactions contemplated by this Agreement, nor does Buyer know, or have grounds to know, of any basis for any such Litigation. Buyer is not a party to any Litigation or governmental investigation that, if finally determined adversely to Buyer, would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

     5.8 Compliance With Laws and Orders.

          5.8.(a) Compliance. Buyer (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, employment, retirement and labor relations, product advertising, storage, use and handling of toxic and chemical substances and pollution, discharge, handling, disposal and emission of wastes, materials and gases into the environment, other than Laws which, if violated by Buyer would not have a material adverse effect on Buyer or its ability to perform its obligations under this Agreement. Buyer has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders with respect to its operations. All reports, registrations and returns required to be filed by Buyer with any Government Entity have been filed, and were accurate and complete when filed.

          5.8.(b) Licenses, Permits and Registrations. Buyer has all licenses, permits, registrations, approvals, authorizations and consents of all Government Entities and of all certification organizations required for the conduct of its business. All such licenses, permits, approvals, authorizations and consents are in full force and effect. Buyer (including its operations, properties and assets) is and has been in compliance in all material respects with all such permits, registrations, licenses, approvals, authorizations and consents.

6.   RELATED MATTERS

     6.1 Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, Institute hereby covenants and agrees as follows:

          6.1.(a) Covenant Not to Compete. For a period of ten (10) years from the Closing Date, Institute will not, directly or indirectly:

               (i) engage in, continue in or carry on any business which competes with the Business, or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization (including not-for-profit and government entities) which is so engaged;

               (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction with any such competitor;

               (iii) solicit for employment any person who is or was employed by Buyer during the then immediately preceding twelve (12) months, or actively induce or otherwise assist any other person or entity in soliciting for employment any person who is or was employed by Buyer during the then immediately preceding twelve (12) months, without the prior written consent of Buyer;

               (iv) unless agreed to by Buyer in writing and in advance, solicit, request, induce or advise any then current client, customer or vendor of the Business or Buyer or from any client, customer or vendor of the Business or Buyer during the two year period prior to the Closing Date to withdraw, curtail or cancel their business with the Business or Buyer; or

               (v) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

     provided, however, that the foregoing shall not prohibit (x) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (y) Institute's continuing activities in sponsored research, education and consulting (other than for, or with respect to, a direct competitor of Buyer). The parties agree that, since the scope of the Business and the business of Buyer is being, and will continue to be, carried on throughout the world (excluding the Institute European Territory), the geographic scope of this covenant not to compete shall extend throughout each country in the world (excluding the Institute European Territory). The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          6.1.(b) Covenant of Confidentiality. Institute shall not at any time subsequent to the Closing Date, except as explicitly requested by Buyer,
     (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities, except those described in Section 1.3 or those reasonably required to perform obligations under this Agreement or relating to Liabilities not Assumed Liabilities hereunder. For purposes hereof, "confidential information" shall mean and include, without limitation, all client or customer information of the Business and all Trade Rights of the Business.

          6.1.(c) Equitable Relief for Violations. Institute agrees that the provisions and restrictions contained in this Section 6.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1.

     6.2 Escrow Agreement. At the Closing, Buyer and Institute shall execute and deliver an Escrow Agreement (the "Escrow Agreement"), in substantially the form attached hereto as Exhibit A, along with Firstar Bank, N.A., as escrow agent ("Escrow Agent").

     6.3 Access to Information and Records. After the Closing Date, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending six
(6) years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after receipt of such offer to agree in writing to take possession thereof.

     6.4 Further Actions. Subject to the terms and conditions hereof, Institute and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, if necessary, using all commercially reasonable efforts to obtain after the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to Contracts with Institute that are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that none of the Institute, its Affiliates, Buyer or Buyer's affiliates (as defined in Section 9.1) shall be required to (i) make any material payments or (ii) enter into or amend any contractual arrangements in connection with any obligations of any of them contained in this Section 6.6 in a manner that is materially disadvantageous to the Business. With regard to consents from third parties to the Contracts described in Schedule 4.3, Institute shall initiate contact to obtain such consents only in conjunction and cooperation with Buyer.

     6.5 Accounts Receivable. Following the Closing Date, Institute shall cease its collection efforts and Buyer shall exercise commercially reasonable efforts to collect, on behalf of Institute, the accounts receivable of the Business reflected on Schedule 4.18 (the "Closing Date A/Rs"). All payments received by Buyer or Institute from customers/clients of the Business who have outstanding Closing Date A/Rs shall either be retained by the recipient or promptly remitted to the other party, as the case may be, in accordance with the following procedure: all payments from such customers/clients shall be credited to the specific invoices for which such payments are submitted and, assuming compliance with the foregoing, checks received by Buyer that are payable to Institute will be directly turned over to Institute. Funds shall be remitted to the proper party on a daily business day basis and any funds not remitted to the proper party within ten (10) days after receipt shall accrue interest at the prime interest rate, as published in the "Money Rates" section of The Wall Street Journal plus two percent (2%). Notwithstanding anything contained in this
Section 6.5 to the contrary, Buyer shall undertake collection efforts in substantially the same manner following the Closing Date as is customary in the collection of accounts receivable arising in Buyer's own business prior to the Closing Date, provided that Buyer shall not be required to file suit, employ the services of a collection agency or commence any other official proceeding in order to collect any delinquent accounts included in the accounts receivable, and further provided that Buyer shall have no authority to forgive, compromise or write off any of Institute's accounts receivable. Buyer shall inform Institute in writing, on a weekly basis, of the status of delinquent accounts and amounts collected on account of invoices rendered by Institute prior to the Closing and shall provide Institute with an accounts receivable aging report. Institute shall have the right to review Buyer's books and records to verify Buyer's performance of its obligations under this Section
6.5. Institute may elect, at any time, to collect any or all of its own receivables, in which event Buyer shall turn over all materials relating to such receivables (except Buyer shall be entitled to retain copies of all of such records) to Institute and cease collection efforts on behalf of Institute.

     6.6 Massachusetts Public Charity Law. To the extent such filings have not been completed prior to the execution of this Agreement, Institute shall, in cooperation with Buyer, file any reports or notifications that may be required to be filed by it under the Massachusetts Public Charity Law with the Public Charities Division of the Commonwealth of Massachusetts' Attorney General's office. Prior to making any communication, written or oral, with the Public Charities Division of the Massachusetts' Attorney General's office or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, Institute shall consult with Buyer.

     6.7 Termination of HBSI Arrangement. Prior to the Closing, Institute shall terminate its arrangements/agreements with HBS International, Inc. for survey sales promotion, marketing and services to clients of the Business, including all related terms and conditions thereof.

     6.8 Termination of Free Instrument Use. Unless otherwise agreed to in writing by Buyer, prior to the Closing Institute shall terminate all existing arrangements/agreements with all entities that allow for the free use of Institute survey instruments outside of the Institute European Territory.

     6.9 Termination of Subcontract. Effective as of the Closing, all provisions of that certain Agreement, dated February 2, 2001, by and between Buyer and Institute regarding marketing research services, shall automatically terminate without any deed or action by any party and all obligations of Institute to pay Buyer's fees thereunder shall be settled at the Closing as an adjustment to the Fixed Purchase Price. Buyer agrees that upon such settlement, its security interest in Institute's accounts receivable shall terminate, and Buyer shall file termination statements with the appropriate state and municipal offices as reasonably directed by Institute.

     6.10 Confirmation and Assignment of Customer Contracts. Within two (2) business days after the Closing, Institute shall make a written request (in form and substance acceptable to Buyer) that each customer/client of the Business with a Contract listed on Schedule 1.2.(a) provide to Buyer a written confirmation, the terms of which are acceptable to Buyer, from such customer/client that its Contract with the Business is in full force and effect and detailing the scope and specifications of such Contract, as well as the agreement of such customer/client to the assignment of its Contract to Buyer. In implementing the foregoing, Institute agrees (a) to not make any calls or visits to such customers/clients of the Business without a representative of Buyer being advised in advance and present (unless Buyer consents in advance to such call and/or visit without a representative of Buyer being present) and (b) subject to the availability of personnel, to use its best efforts to work with Buyer in obtaining such consents.

     6.11 Business Audited Financial Statements. Prior to and after the Closing, Institute shall cooperate with Buyer in connection with the scheduling and performance of an audit, by an auditor of Buyer's choice, of the financial statements of the Business, on a stand-alone basis. The costs and expenses of the auditor in preparing such financial statements shall be borne by Buyer.

     6.12 Recent Developments. The parties agree that the matters identified on
Schedule 6.12 will be handled in the way specified on such Schedule.

     6.13 Institute Obligations. Institute shall have no obligations after the Closing other than as explicitly set forth in this Agreement. Buyer acknowledges that it has not relied on the expectation of Institute's performance of any other future activities or services that are not explicitly set forth herein.

7.   INDEMNIFICATION

     7.1 By Institute. Subject to the terms and conditions of this Article 7, Institute hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees, agents and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Institute contained in or made pursuant to this Agreement; (b) the breach of any covenant of Institute contained in this Agreement; (c) any Claim against Buyer or the Purchased Assets relating to any product or service warranty, rework, return or refund Liabilities of Institute or the Business on products produced, or services rendered, by Institute prior to the Closing Date; or (d) any Claim of or against Buyer, the Purchased Assets or Institute not specifically assumed by Buyer pursuant hereto. As used in this Article 7, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
(iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     7.2 By Buyer. Subject to the terms and conditions of this Article 7, Buyer hereby agrees to indemnify, defend and hold harmless Institute and its directors, officers, employees, agents and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer contained in this Agreement; (c) all Claims of or against Institute specifically assumed by Buyer pursuant hereto; or (d) all Claims against Institute arising out of Buyer's operation of the Business after the Closing.

     7.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 7 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          7.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this
     Article 7, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of any such Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation to the Indemnified Party under this Article 7 with respect to such Claim. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          7.3.(b) Failure to Defend. If the Indemnifying Party, within 10 days after receipt by the Indemnifying Party of notice of any such Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim, or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

          7.3.(c) Indemnified Party's Rights. Anything in this Section 7.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     7.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 7. The right to pursue Claims under any one or more provisions of this Article 7 shall not be exclusive of any other rights or remedies at law or equity which the Indemnified Party may have against the Indemnifying Party under this Article 7.

          7.4.(a) Set-Off. At the option of the Indemnified Party, such Claim may be satisfied (or partially satisfied) by the Indemnified Party setting off any Claim amount against other amounts owed to the Indemnifying Party by the Indemnified Party. Prior to any such set-off, the Indemnified Party shall provide the Indemnifying Party with at least 15 days' advance notice of such intention to exercise such set-off rights. Such notice shall include a description of the Claim, including the amount thereof, and the method by which the Indemnified Party intends to exercise such set-off rights. If, during such 15-day period, the Indemnifying Party objects to the exercise of such set-off rights, the Indemnifying Party shall notify the Indemnified Party of such objection in writing, and shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to such set-off rights. Upon receipt of such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, either party may submit the dispute for resolution by arbitration as provided for in Article 9. During the pendency of any dispute under this Section 7.4.(a), the Claim amounts owed to the Indemnifying Party by the Indemnified Party which are the subject of the disputed set-off shall be withheld from payment until the dispute is finally resolved. If it is finally determined that all or a portion of such withheld amount was not owed to the Indemnified Party, the Indemnified Party shall promptly pay the Indemnifying Party such amount not owed, together with the interest from the date that payment should have been made until the date of actual payment, at an annual rate equal to the prime interest rate as set forth in The Wall Street Journal in effect on the date that payment should have been made.

          7.4.(b) Payment of Third Party Claim. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

     7.5 Limitation on Indemnification. Except with respect to Claims for (a) any fraudulent breach or misrepresentation or (b) breach of any representation or warranty made in or pursuant to Section 4.11.(a), as to which Claims may be brought without limitation as to time, no Claim shall be brought under this
Article 7 for breach of a representation or warranty after the lapse of twelve
(12) months following the Closing Date.

8.   CLOSING

     The closing of this transaction ("the Closing") shall take place at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts 02110, on the date hereof, or on such other date or at such other place as the parties hereto shall agree upon. The actual date of Closing is referred to in this Agreement as the "Closing Date."

     8.1 Documents to be Delivered by Institute. At the Closing, Institute shall deliver, or caused to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

          8.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets free and clear of all Liens, except those described in Schedule 4.11.(a)(ii).

          8.1.(b) Compliance Certificate. A certificate signed by Susan Edgman-Levitan, the President of Institute, that each of the representations and warranties made by Institute in this Agreement is true and correct on and as of the Closing Date, and that Institute had performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. Such certificate shall constitute a representation and warranty of Institute as to the matters set forth therein.

          8.1.(c) Opinion of Counsel. A written opinion of Nutter, McClennen & Fish, LLP, counsel to Institute, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit B hereto.

          8.1.(d) Escrow Agreement. The Escrow Agreement referred to in Section 6.2, duly executed by Institute and the Escrow Agent.

          8.1.(e) Certified Resolutions. Certified copies of the resolutions of the Boards of Directors of Institute and CareGroup authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          8.1.(f) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     8.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Institute the following documents, in each case duly executed or otherwise in proper form:

          8.2.(a) Fixed Purchase Price. To each of Institute, Escrow Agent, CareGroup and the customer/clients and other creditors set forth in
     Schedule 3.2.(d), a certified or bank cashier's check (or wire transfer) as required by Section 3.2.

          8.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Institute and its counsel to evidence the assumption by Buyer of the Assumed Liabilities.

          8.2.(c) Compliance Certificate. A certificate signed by Patrick E. Beans, the Vice President, Treasurer, Chief Financial Officer and Secretary of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date, and that Buyer has performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. Such certificate shall constitute a representation and warranty of Buyer as to the matters set forth therein.

          8.2.(d) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Institute, in substantially the form of Exhibit C hereto.

          8.2.(e) Escrow Agreement. The Escrow Agreement referred to in Section 6.2, duly executed by Buyer and the Escrow Agent.

          8.2.(f) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          8.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to Institute at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Institute may reasonably request.

9.   RESOLUTION OF DISPUTES

     9.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration (irrespective of the amount in controversy) held in Chicago, Illinois in accordance with the commercial rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 9. Except as modified herein, the Federal Arbitration Act, 9 USC ss.1 et seq. shall apply to any such arbitration hereunder. Notwithstanding the foregoing, either party may, in its discretion, apply to a court of competent jurisdiction for equitable relief whenever such relief would otherwise be permitted by law.

     9.2 Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, at the time of the demand for arbitration, to exceed $200,000, then the panel to be jointly appointed by Buyer and Institute shall consist of three mutually acceptable independent and impartial arbitrators; otherwise, one mutually acceptable independent and impartial arbitrator shall be appointed.

     9.3 Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

     9.4 Authority. The arbitrator(s) shall have authority to award damages and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     9.5 Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Institute and Buyer hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois, for the purpose of confirming any such award and entering judgment thereon.

     9.6 Confidentiality. All proceedings under this Article 9, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties, except as necessary for entry of judgment in a court of competent jurisdiction or to enforce such judgment.

     9.7 Continued Performance. The fact that the dispute resolution procedures specified in this Article 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 7.4 hereof.

     9.8 Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 9 are pending. The parties will take such action, if any, required to effectuate such tolling.

10.  MISCELLANEOUS

     10.1 Disclosure Schedule. The Schedules to this Agreement have been compiled in a bound volume ("Disclosure Schedule"), executed by Institute and dated and delivered to Buyer on the date of this Agreement (with a substantially complete preliminary copy thereof delivered by or on behalf of Institute to Buyer at least three business days prior to the date hereof). Information set forth in the Disclosure Schedule specifically refers to the Article and Section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other Article or Section of this Agreement or for any other purpose.

     10.2 Further Assurance. From time to time, at Buyer's request and without further consideration, Institute will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Business and the Purchased Assets being transferred hereunder.

     10.3 Disclosures and Announcements. Immediately following the Closing, the parties shall prepare and release a mutually agreeable press release describing the transactions contemplated by this Agreement. Thereafter, either party shall be free to publicly discuss the transaction, provided that neither party shall reveal confidential business information regarding the other nor make any disparaging comments or any comments which could diminish the brand name of the other.

     10.4 Assignment; Parties in Interest.

          10.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without the consent of Institute, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby but the same shall not relieve Buyer of liability for such subsidiaries' failure to so perform.

          10.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          10.5 Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          10.6 Amendment and Modification. Buyer and Institute may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     10.7 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a) If to Buyer, to:

                   National Research Corporation
                   1245 "Q" Street
                   Lincoln, Nebraska 68508
                   Attention: President and Chief Executive Officer
                   Facsimile: (402) 475-9061

                   (with a copy to)

                   Benjamin F. Garmer, III
                   Russell E. Ryba
                   Foley & Lardner
                   777 East Wisconsin Avenue
                   Milwaukee, Wisconsin  53202
                   Facsimile: (414) 297-4900

or to such other person or address as Buyer shall furnish to Institute in writing.

               (b) If to Institute, to:

                   The Picker Institute, Inc.
                   1295 Boylston Street
                   Boston, Massachusetts 02215
                   Attention: President
                   Facsimile: (617) 975-5708

                   (with a copy to)

                   David S. Szabo
                   Nutter, McClennen & Fish, LLP
                   One International Place
                   Boston, Massachusetts 02110
                   Facsimile: (617) 310-9642

or to such other person or address as Institute shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     10.8 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

          10.8.(a) Brokerage. Buyer agrees to indemnify, defend and hold harmless Institute from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Institute agrees to indemnify, defend and hold harmless Buyer from and against all claims for brokerage commissions or finder's fees incurred through any act of Institute in connection with the execution of this Agreement or the transactions provided for herein.

          10.8.(b) Other Expenses. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          10.8.(c) Costs of Litigation or Arbitration. The parties agree that the prevailing party in any action or arbitration brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action or arbitration, including without limitation attorneys' fees and prejudgment interest.

     10.9 Entire Agreement. This Agreement, along with the other documents and instruments to be executed and delivered by either party pursuant hereto, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  [Rest of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        NATIONAL RESEARCH CORPORATION
                                        ("Buyer")


                                        By: /s/ Patrick E. Beans
                                           -------------------------------------
                                           Name: Patrick E. Beans
                                           Title: V.P. and Treasurer

                                        THE PICKER INSTITUTE, INC.
                                        ("Institute")



                                        By: /s/ Susan Edgman-Levitan
                                           -------------------------------------
                                           Name: Susan Edgman-Levitan
                                           Title: President

                                  EXHIBIT INDEX
                                       TO
                            ASSET PURCHASE AGREEMENT


Exhibit                    Title of Document
-------                    -----------------

A                          Escrow Agreement
B                          Opinion of Nutter, McClennen & Fish, LLP
C                          Opinion of Foley & Lardner